UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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PPG INDUSTRIES, INC.
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News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG marks strong performance for 2021 during virtual annual meeting of shareholders

PITTSBURGH, April 21, 2022 – PPG (NYSE:PPG) today held its annual meeting of shareholders virtually where Michael H. McGarry, PPG chairman and chief executive officer, reviewed the company’s continued strategic progress and its performance in 2021.

“Thanks to our employees and customers, PPG achieved all-time record sales of $16.8 billion in 2021, up 21% compared to the prior year. This was led by strong organic growth of 10% and several strategic acquisitions. In addition, we delivered record adjusted earnings per share, with year-over-year growth of more than 10%, despite unprecedented levels of inflation,” said McGarry. “Last year presented several challenges, and I am very proud and appreciative of our 50,000 employees, who adapted and showed great resiliency in continuing to serve our customers, our communities, and drive a common purpose to protect and beautify the world.”

McGarry highlighted several additional financial and strategic milestones for 2021, including:
•Full-year 2021 earnings per diluted share from continuing operations of $5.93;
•Full-year 2021 adjusted earnings per diluted share from continuing operations of $6.77, up 11% year over year;
•$1.6 billion of cash flow from operations;
•$2.3 billion of cash deployed for acquisitions and share repurchases;
•about $135 million in cost savings;
•$1.1 billion cash and short-term investments at year end;
•integrated Ennis-Flint, which was acquired in December 2020, forming PPG’s traffic solutions strategic business unit; and
•began integrating companies acquired in 2021, including VersaFlex, Cetelon, Wörwag and Tikkurila. These five acquisitions added about $1.7 billion of annualized revenue, expanded sustainable product offerings and moved PPG into new markets.

“The success of our team’s work throughout the year has enabled us to continue to reward our shareholders by extending our consecutive annual dividend payments to over 120 years, including raising our annual dividend payout for the 50th successive year,” said McGarry. “We're among a very small number of companies that have achieved these milestones, so we are proud of this distinguished achievement.

Looking ahead, McGarry said, “I remain very optimistic about the future growth and earnings capability of our company, and I see many catalysts to return to prior peak operating margins with opportunities to exceed them over time. I’m confident that our team will deliver by focusing on cash generation, margin improvement and earnings growth. In 2022, we look forward to continuing to drive and fulfill our purpose - to protect and beautify the world.”

At the meeting, shareholders re-elected directors Gary R. Heminger, retired chairman and chief executive officer, Marathon Petroleum Corporation; Kathleen A. Ligocki, former chief executive officer of Agility Fuel Solutions, LLC; and Michael T. Nally, chief executive officer, Generate Biomedicines, Inc. and CEO-partner of Flagship Pioneering, in addition to McGarry.

Shareholders also passed a non-binding resolution to approve the compensation of the company’s named executive officers, a proposal to amend the company’s Articles of Incorporation to provide for the annual election of directors and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2022. Shareholders voted against a proposal to adopt a policy of setting target amounts of CEO compensation.

Despite PPG’s significant outreach efforts this year, including mailing paper copies of its proxy materials to many of its shareholders, sending multiple reminder letters and emails to shareholders and engaging a highly-regarded proxy solicitor who made over 60,000 phone calls encouraging shareholders to vote their shares, shareholder votes were not sufficient to approve a proposal to amend our Articles of Incorporation and Bylaws to replace the supermajority voting requirements. To allow additional time for shareholders to vote on this important proposal, the annual meeting was adjourned until 1:00 p.m. on May 9, 2022.

The adjourned annual meeting will be held virtually at https://www.cesonlineservices.com/ppg22_vm. There will be no physical location for in-person attendance at the adjourned meeting. Instructions about how you can join the adjourned annual meeting are the same as those for today’s meeting and are contained in the General Matters section of PPG’s proxy statement dated March 10, 2022. If you registered to attend today’s annual meeting, you do not need to register again to attend the adjourned annual meeting. The record date for the adjourned annual meeting will remain February 18, 2022.

The PPG Board of Directors recommends that shareholders vote “FOR” the proposal to replace the supermajority voting requirements. The Board of Directors has determined that this proposal will further strengthen the company’s corporate governance practices and enhance the accountability of the Board. A failure to vote is essentially a vote against this important governance proposal. If you did not vote, abstained from voting for, or voted against this proposal, we kindly ask you to vote, or to reconsider your vote. Shareholders who have previously voted and who do not want to change their vote need not take any action.

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (877) 732-3613.

To learn more about PPG’s progress in 2021, visit 2021annualreport.ppg.com.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world and Colorful Communities are trademarks and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Full Year 2021		Full Year 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,420	$5.93	$1,056	$4.44
Acquisition-related amortization expense	130	0.55	99	0.42
Acquisition-related costs, net(b)	69	0.29	7	0.03
Pension settlement charges	36	0.15	—	—
Environmental remediation charges	26	0.11	19	0.08
Net tax charge related to UK statutory rate change	22	0.09	—	—
Business restructuring-related costs, net(c)	20	0.08	166	0.70
Expenses incurred due to natural disasters(e)	13	0.06	13	0.06
Impairment charges(f)	12	0.05	64	0.27
Change to allowance for doubtful accounts related to COVID-19	(11)	(0.05)	23	0.10
Income from legal settlements	(17)	(0.07)	—	—
Asbestos-related claims reserve adjustment(d)	(101)	(0.42)	—	—
Debt extinguishment charge	—	—	5	0.02
Adjusted net income from continuing operations, excluding certain items	$1,619	$6.77	$1,452	$6.12

	Full Year 2021			Full Year 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,815	$374	20.6%	$1,362	$291	21.4%
Acquisition-related amortization expense	172	42	24.4%	132	33	25.0%
Acquisition-related costs, net(b)	86	17	19.8%	9	2	21.6%
Pension settlement charges	50	14	26.6%	—	—	—%
Environmental remediation charges	35	9	24.3%	26	7	24.7%
Net tax charge related to UK statutory rate change	—	(22)	N/A	—	—	—%
Business restructuring-related costs, net(c)	27	7	25.9%	224	58	25.9%
Expenses incurred due to natural disasters(e)	17	4	24.3%	17	4	24.7%
Impairment charges(f)	21	6	29.2%	93	25	26.9%
Change to allowance for doubtful accounts related to COVID-19	(14)	(3)	24.7%	30	7	23.2%
Income from legal settlements	(22)	(5)	24.3%	—	—	—%
Asbestos-related claims reserve adjustment(d)	(133)	(32)	24.3%	—	—	—%
Debt extinguishment charge	—	—	—%	7	2	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$2,054	$411	20.0%	$1,900	$429	22.6%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Acquisition-related costs, net include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income. Acquisition-related costs also include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income.
(c)Business restructuring-related costs, net include business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs and a $34 million net gain on the sale of certain assets recorded in the third quarter 2021. Incremental business restructuring charges of $52 million were recorded in the fourth quarter 2021 related to recent acquisitions.
(d)In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the company’s current estimate of potential liability for these claims.
(e)In 2020, two hurricanes damaged a southern U.S. factory supporting the company's specialty coatings and materials business. In early 2021, a winter storm further damaged that factory as well as other company factories in the southern U.S. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.
(f)Impairment charges were recorded in the fourth quarter 2020 related to the planned sale of certain smaller entities in non-strategic regions and for certain asset write-downs. The revenue of these entities to be sold represent less than 1% of PPG annual net sales. An incremental impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions.